UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              December 13, 2007

DIET COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-137210	05-0630427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 East 40th Street, 12th Floor NY, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 867-1370

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Employment Agreement. On December 13, 2007, we entered into employment agreements with Adam Engel. A description of the material terms of the agreement is set forth below and a copy of each agreement is attached as an exhibit hereto.

Adam Engel. We entered into an employment agreement with Adam Engel pursuant to which we employ Mr. Engel as our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. The agreement is for an initial term of three years and provides for an annual base salary during the term of the agreement of $120,000, payable either in cash of stock. Mr. Bennett has also been granted options to purchase 3,600,000 shares of our common stock with an exercise price of $0.01 per share, which options will vest at a rate of 100,000 shares per month..

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) four (4) weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) a severance payment of twelve (12) month’s salary at the then-applicable base salary rate in the event that we terminate Mr. Engel’s employment without cause or if Mr. Bennett’s employment is terminated due to death or disability; and (v) 24 month non-compete/non solicitation terms.

This description of the above referenced agreement does not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement with Adam Engel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIET COFFEE, INC.

(Registrant)

Date: December 14, 2007	By:	/s/ Adam Engel
Adam Engel, President